Exhibit 99.1
FOR IMMEDIATE RELEASE
FX REAL ESTATE AND ENTERTAINMENT INC.
Media Contact:     Sean Cassidy
212-981-5233

Ed Tagliaferri
212-981-5182
FX Real Estate and Entertainment Inc.
Files Annual Report on Form 10-K
for Year Ended 12/31/07
New York – March 24, 2008 – FX Real Estate and Entertainment Inc. (NASDAQ: FXRE) today filed electronically its Annual Report on Form 10-K for the year ended December 31, 2007, with the Securities and Exchange Commission.
A copy of the Annual Report has been posted on and is available at the Company’s website at www.fxree.com. In addition, the Company’s stockholders may receive a hard copy of the Annual Report, free of charge, upon request.
The Company’s common stock is listed and traded on the NASDAQ Global Market under the symbol “FXRE.”
About FX Real Estate and Entertainment
FX Real Estate and Entertainment owns 17.72 contiguous acres of land located at the southeast corner of Las Vegas Boulevard and Harmon Avenue in Las Vegas, Nevada, known as the Park Central site. FXRE intends to pursue a hotel, casino, entertainment, retail, commercial and residential development project on the Park Central site. FXRE has license agreements with Elvis Presley Enterprises, Inc., an 85%-owned subsidiary of CKX, Inc. [NASDAQ: CKXE], and Muhammad Ali Enterprises LLC, an 80%-owned subsidiary of CKX, which allows it to use the intellectual property and certain other assets associated with Elvis Presley and Muhammad Ali in the development of its real estate and other entertainment attraction-based projects. FXRE currently anticipates that the development of the Park Central site will involve multiple elements that incorporate the Elvis Presley assets and theming. In addition, the license agreement with Elvis Presley Enterprises grants FXRE the right to develop, and it currently intends to pursue the development of, one or more hotels as part of the master plan of Elvis Presley Enterprises, Inc. to redevelop the Graceland property and surrounding areas in Memphis, Tennessee.
In addition to its interest in the Park Central Property, its plans with respect to a Graceland-based hotel, and its intention to pursue additional real estate and entertainment-based developments using the Elvis Presley and Muhammad Ali intellectual property, FXRE, through direct and indirect wholly owned subsidiaries, owns 1,410,363 shares of common stock of Riviera Holdings Corporation [AMEX:RIV], a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada and the Blackhawk Casino in Blackhawk, Colorado.
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